Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
NOVAN, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Novan, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.
This Certificate of Amendment amends the provisions of the Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware (the “Certificate of Incorporation”).

2.	The Certificate of Incorporation is hereby amended by adding the following paragraph to the end of Section A of Article FOURTH thereof:

            5. Reverse Stock Split. The issued and outstanding Common Stock of the Corporation, $0.0001 par value, shall upon the effectiveness of this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation (the “Effective Time”), be deemed to be “reverse stock split,” and in furtherance thereof, there shall, after the Effective Time, be deemed to be issued and outstanding one (1) share of the Common Stock of the Corporation for and instead of each ten (10) shares of the Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time. To the extent that any stockholder shall be deemed after the Effective Time as a result of this Certificate of Amendment to own a fractional share of Common Stock, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock, as determined by the Board of Directors. Each certificate that immediately prior to the Effective Time of this Certificate of Amendment represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

3.	This Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.
All other provisions of the Certificate of Incorporation shall remain in full force and effect. The Corporation’s number of shares of authorized capital stock of all classes, and the par value thereof, shall not be changed or affected under or by reason of said amendment.

5.	This Certificate of Amendment, and the amendment effected hereby, shall become effective as of 5:00 p.m. Eastern Time on May 25, 2021.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this 24th day of May, 2021.

NOVAN, INC.

By:	/s/ Paula Brown Stafford
Name: Paula Brown Stafford
Title: Chairman, President and Chief Executive Officer